UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities and Exchange Act of 1934
(Amendment No. __)
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate Box:
☐     Preliminary Proxy Statement
☐     Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☐     Definitive Additional Materials
☒    Soliciting Material Pursuant to §240.14a-12
SIRENZA MICRODEVICES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

The following is a transcript of the webcast conducted by RF Micro Devices, Inc. on August 13, 2007.
RF MICRO DEVICES, #11095711
RF MICRO DEVICES
August 13, 2007, 10:00 AM ET
Chairperson: Susan Garland

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the RF Micro Devices and Sirenza Microdevices conference call to discuss today’s press release. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one, on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Monday, August 13th of 2007.

I would now like to turn the conference over to Doug DeLieto, Vice President of Investor Relations. Please go ahead, sir.

Doug DeLieto:	Thanks very much. Good morning, everyone, and thank you for joining us today to discuss RFMD’s planned acquisition of Sirenza Microdevices. By now, you should have received a copy of today’s press release. If anyone listening did not receive a copy, please contact Janet Jazmin at the Financial Relations Board at 212-827-3777. Janet will fax a copy to you and verify that your name is on our distribution list. In the meantime, the release is also available on our website, rfmd.com and on Sirenza’s website, sirenza.com, as well as on prnewswire.com.

Joining me this morning are Bob Bruggeworth, President and CEO of RF Micro Devices, Dean Priddy, Chief Financial Officer of RF Micro Devices, and Bob Van Buskirk, President and Chief Executive Officer of Sirenza Microdevices.

On this morning’s call, we’re going to begin with a few comments, after which we’re going to walk through a slide presentation that describes the proposed transaction. We have posted a presentation on the Investor Relations of rfmd.com, and we invite you to review the slides with us. The slide presentation is also available on the website of the Securities and Exchange Commission at sec.gov.

Before we begin, I would like to remind you that during the course of this conference call, we may make forward-looking statements within the

RF Micro Devices	Page 1	8/13/2007

meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements relating to the timing of the merger and satisfaction of conditions of the merger; whether any anticipated benefits of the merger will be realized, including future competitive positioning and business synergies; future expectations that the merger will be accretive to non-GAAP earnings per share; future market demand; future benefits to stockholders; and future economic and industry conditions, and are not historical fact and typically are identified by such terms as way, may, will, should, could, expect, plan, anticipate, believe, estimate, predict, potential, continue and similar words, although some forward-looking statements are expressed differently.

You should be aware that the forward-looking statements included herein represent the current judgment and expectations of the respective companies, but the actual results, events and performance of each company and of the combined company following the merger are subject to risks and uncertainties and could differ materially from those expressed or implied by forward-looking statements. The companies do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements other than as is required under the federal securities laws.

The potential risks and uncertainties include, but are not limited to, potential difficulties that may be encountered in integrating the merged businesses; potential uncertainties regarding market acceptance of the combined company; uncertainties as to the timing of the merger; approval of the transaction by the stockholders of the companies and the satisfaction of other closing conditions to the transaction, including the receipt of regulatory approvals; competitive responses to the merger; an economic downturn; variability in quarterly operating results; the rate of growth and development of wireless markets; risks associated with the operation of our wafer fabrication facilities, molecular beam epitaxy facility, assembly facility, and test and tape and reel facilities; RFMD’s ability to attract and retain skilled personnel and develop leaders; variability in production yields; its ability to reduce costs and improve gross margins by implementing innovative technologies; its ability to bring new products to market; its ability to adjust production capacity in a timely fashion in response to changes in demand for its products; dependence on a limited number of customers and dependence on third parties.

These and other risks and uncertainties, which are described in more detail in RFMD’s and Sirenza’s most recent annual reports on Form 10-K filed with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF Micro Devices	Page 2	8/13/2007

Finally, RFMD intends to file a Registration Statement on Form S-4 containing a joint proxy statement, prospectus and related documents in connection with this transaction. We urge investors to read these filings when they become available, as they will contain important information concerning the transaction. Investors can locate these filings and other documents filed with the SEC and the SEC’s website at www.sec.gov.

In addition, RFMD and Sirenza security holders may obtain free copies of documents filed by either company with the Securities and Exchange Commission by contacting the Investor Relations departments of the companies, as indicated at the top of today’s press release.

And with that, I will turn the call over to Bob Bruggeworth.

Bob Bruggeworth:	Thank you, Doug, and welcome, everyone. This is an exciting day for us as we announce a definitive agreement for the acquisition of Sirenza, a very compelling financial and strategic transaction for our company and for the industry. The combination of RFMD and Sirenza will create the world’s largest, most diversified, and best positioned RF company with a broad set of customers and a diversified product portfolio of high-performance components and system-level solutions.

We expect the transaction will be accretive to non-GAAP EPS within the first six months of closing with the modest synergies we’ve identified to date. With this transaction, RFMD will capitalize on the deep RF integration systems level design expertise we continue to pioneer in the cellular world and apply these capabilities across Sirenza’s broad customer base in multiple high growth RF markets, including broadband CATV, wireless infrastructure, WiMAX, and aerospace and defense.

The transaction will also allow Sirenza to expand its revenue stream beyond component level solutions and drive meaningful supply chain and procurement efficiencies as a result of RFMD’s leadership in high-volume semiconductor manufacturing.

Together, our companies will address a total market of greater than $20 billion, which is an increase of approximately 67% over RFMD’s current TAM. Within this $20 billion market, we’re confident in our ability to capture share, as the combination of our two companies creates an RF leader with breadth, scale and capabilities that are unrivaled in the semiconductor industry.

It’s also worth noting that RFMD and Sirenza are highly complementary in terms of customers, markets, products and supply chains. There is no meaningful revenue overlap of the type that typically plagues many transactions, and there’s a very clear path for our integration into a single organization with a common vision of profitable growth. We’ve been setting the stage for a major diversification move that capitalizes on our

RF Micro Devices	Page 3	8/13/2007

core strengths. Sirenza will become RFMD’s platform for growth in our new multi-market products group, which will also encompass the majority of RFMD’s wireless connectivity and infrastructure business units, including our high-growth wireless LAN front-end business, gallium nitride ICs, and pHEMT LNAs.

In the June quarter, RFMD’s multi-market business contributed approximately $12.5 million in revenue at an average gross margin of greater than 50%.

Finally, I am extremely pleased to announce that Bob Van Buskirk, Sirenza’s President and CEO, has agreed to relocate to our Greensboro headquarters and lead this business for the combined company.

To summarize, we firmly believe this transaction will strengthen our combined companies, giving the new RFMD significant customer and market diversification, accelerating revenue growth and improving margins, all contributing to greater profitability.

As I previously stated, we expect the transaction to be accretive to non-GAAP EPS within the first six months of closing, assuming the modest synergies we’ve identified to date.

Now I’m going to hand the call over to Bob Van Buskirk, who will share his perspective on today’s announcement. We will then walk you through the investor presentation and comment on the transaction highlights, the strategic rationale, and the many benefits we expect the transaction to create for customers, shareholders and employees of both RFMD and Sirenza.

It’s now my pleasure to introduce Bob Van Buskirk. Bob?

Bob Van Buskirk:	Thanks, Bob. All of us at Sirenza are very proud of what we’ve accomplished over the last several years and we are excited to extend that success by combining our business with RFMD. Sirenza has a rich history in developing and providing high-quality RF solutions to a broad range of end markets. Our customer relationships are deep, and we believe much of our success has been achieved through our focus on the needs of our multi-market customers.

We also believe we’ve developed a unique ability to sell RF products originally designed for one market segment into new high-growth market segments. In doing this, we’ve become a successful well-diversified company. Sirenza has been growing rapidly as a stand-alone company, and I truly believe growth will accelerate because of this combination. Given the opportunity to join forces with RFMD, we came to realize that we could considerably improve our growth potential by working with a company that has achieved 1 billion in annual revenue. This allows us to

RF Micro Devices	Page 4	8/13/2007

accelerate our revenue growth by utilizing RFMD’s deep systems level knowledge, design expertise, and a broad range of semiconductor and packaging technologies, all supported by world-class manufacturing.

Our complementary companies should be able to achieve more highly integrated solutions, and thereby enhance the quality, efficiency, and the performance of our customers’ end products.

RFMD has significant intellectual property built into its RF solutions, such as its highly integrated Polaris 3 RF solution, and the IP blocks in these solutions can be unlocked and monetized by deploying them across the high-growth multiple markets that Sirenza serves.

Sirenza has the customer relationships and deep understanding of the requirements in these markets, which are increasingly seeking the higher levels of integration already being deployed by RFMD. Sirenza shareholders will benefit not only from the premium built into the transaction price, but from the enhanced growth prospects that will result from a dramatically increased product portfolio and a company with much greater resources to develop new products.

As Bob mentioned, I’ll move to Greensboro and assist Bob in accelerating RFMD’s strategy by leading RFMD’s multi-market products group. I’ve known Bob and the RFMD team for many years and have the utmost confidence in our combined ability to take RFMD and Sirenza to any level.

OK, Bob, back to you.

Bob Bruggeworth:	Thanks, Bob. Let me turn to the presentation now. Turning to Page 5 in the investor presentation. Our two companies are highly complementary. We largely focus on different end markets, with RFMD focused more on cellular applications, while Sirenza is more of a multi-market company serving many diverse markets. In some cases we share customers, but usually in completely different segments. Otherwise, Sirenza brings a highly diversified customer base to RFMD.

One commonality that is clear — RFMD and Sirenza are both focused on RF products and technologies. We believe the combination of our individual strengths and skills can be applied to all of our end markets and customers. However, the key element of this new strategy is to combine our products and knowledge to achieve more highly integrated solutions and take these solutions to a much broader range of end markets. We believe this is a very new and unique strategy, and our combined company will be in the best position in the industry to achieve success.

Now turning to Page 6. The combination of Sirenza and RFMD is expected to result in meaningful improvements in the financial

RF Micro Devices	Page 5	8/13/2007

performance of both companies. This includes revenue growth and improved margins. For example, RFMD’s supply chain and procurement costs should directly benefit Sirenza’s cost structure. Certainly customers and end-market diversification should decrease the volatility of RFMD’s business.

Again, we expect this transaction to be accretive to non-GAAP EPS within six months of closing the transaction, assuming the modest synergies we’ve identified to date.

Now turning to Page 7. The RF end markets continue to change, and customers, especially in the cellular area, are looking for greater systems integration and reduced costs. RFMD has obviously invested significant dollars to address this trend, and our single chip CMOS Polaris 3 product is an example of that. The non-cellular markets have been much slower to embrace the strategy. They continue to deal with many suppliers offering discrete solutions, with many of their suppliers lacking the engineering breadth to develop highly integrated solutions. We believe this creates a unique market opportunity to take the products and skill sets developed by servicing our handset customers and introduce them to Sirenza’s multi-market customers. Furthermore, Sirenza brings a broad product set, which can be further integrated into new system designs.

So our vision is to develop a broad range of high-performance, more highly integrated solutions and sell them into a 20-plus billion dollar addressable market.

Now turning to Page 8. This 20-plus billion dollar addressable market compares to an approximately 12-billion dollar addressable market for RFMD on a stand-alone basis. Cellular represents approximately $6 billion, or less than 30% of our total TAM, giving RFMD unmatched diversification potential. Sirenza provides a great footprint of customers and products into a very broad range of RF markets.

Now turning to Page 9. On a pro-forma basis, for the most recent quarter ended June 30th, RFMD’s cellular revenue would have represented approximately 77% of total revenue, compared to the 94% we actually reported. We acknowledge that revenue and customer diversification are important benefits to our shareholders and we would expect our multi-market revenue will grow faster than our cellular revenue in the future, resulting in further diversification.

Bob, would you like to pick up from here?

Bob Van Buskirk:	Thanks, Bob. Looking at Page 10, it demonstrates why RFMD is so attracted to the multi-market business. It’s a large market with an estimated $14 billion TAM, and both RFMD and Sirenza have been growing faster than the market in these combined segments. It consists of

RF Micro Devices	Page 6	8/13/2007

multiple high-growth submarkets, including WiMAX, WiFi, broadband and CATV and cellular network infrastructure. In addition to the attractive growth profile, these markets are characterized by higher margins, longer product life cycles and a very broad customer base. And as we previously highlighted, we expect to significantly increase our penetration of these markets as a result of the combination of our individual strengths and skills.

And turning to Page 11, our combined company will have the broadest set of blue-chip customers whose businesses address RF. One of the key elements of our decision to combine our businesses was the strength and the depth of its customer relationships across a wide variety of end markets. Sirenza is already selling to the market leaders within each of its major target market segments, and specifically, within the wireless infrastructure market, Sirenza has very strong relationships with essentially all of the major infrastructure OEMs, including the two major Chinese vendors, Huawei and ZTE.

Additionally, Sirenza is strong in broadband and CATV, with significant share with three of the four leading customers. No company will have better coverage in the consumer wireless access space, which includes the rapidly expanding WiMAX opportunities, and in all of these market segments, we intend to apply RFMD’s deep IC design and integration expertise to offer new systems solutions across this expanded customer base.

Bob?

Bob Bruggeworth:	Thanks, Bob. And now let’s look at Page 12. This combination brings together two of the most seasoned management teams in the RF business. Both teams have in-depth RF expertise and are experienced at successfully growing their respective businesses. The teams are clearly aligned and share the common vision of accelerating revenue and earnings growth.

Turning to Page 13. I would now like to quickly highlight some of the opportunities that our combined company will have within our two businesses, the cellular products group and multi-market products group. As you know, RFMD is a leader in the handset market, with Gardner, Inc. recently identifying RFMD as the world’s number one supplier of select RF devices. RFMD clearly has the number one market share position, as documented by Gardner, in the high-growth cellular front-end market. RFMD is particularly well positioned in next generation handsets, with over 60% of our handset revenue coming from EDGE and Wideband CDMA products. Our RF solutions continue to gain increased industry acceptance, with Polaris 3 beginning to ramp production this quarter and throughout calendar year 2008.

Bob, will you comment on the multi-market products group?

RF Micro Devices	Page 7	8/13/2007

Bob Van Buskirk:	I’d like to. On Page 14, our multi-market products groups will consist of all of Sirenza’s current products, plus RFMD’s multi-market products. Our combined wireless infrastructure business should be extremely well positioned to capitalize on the development of 3G networks in China. Sirenza is a primary supplier into TD-SCDMA build outs, which are currently accelerating in anticipation of the 2008 Summer Olympics. Our customer relationships in this market are very strong, and we have an exciting new technology called gallium nitride that will allow our multi-market group to leverage Sirenza’s strong position in all of its addressable markets.

And on Page 15, our wireless connectivity business is focused on the high-growth opportunities in WiMAX and WiFi. Our combined company will have a very broad set of products in this growth market. In fact, over 140 in total. We believe this market represents an ideal target market where we can deliver more highly integrated solutions to our customers. Just like the cellular infrastructure market, we also believe that the GaN, or gallium nitride technology, will be a critical aspect to introducing new high-performance solutions to this market.

And on Page 16, Sirenza is a clear market leader in the broadband and CATV segment. This segment is experiencing significant growth, resulting from the upgrade of cable networks to 1 gigahertz and beyond in order to deliver expanded high-definition video services for cable subscribers. And the cable set-top box market is another large opportunity and a growing opportunity in the broadband segment that Sirenza currently addresses.

And on to Page 17. The aerospace and defense segment is currently a focus of both companies and a market where the RF opportunities are considerable. We believe our combined company will be able to effectively capture a much larger market share position in this attractive market. The aerospace and defense markets are highly motivated to take advantage of the advanced process technologies, such as gallium nitride, gallium arsenide HBT NPN, where both RFMD and Sirenza have considerable design expertise and RFMD has the world’s largest compound semiconductor scale.

Now, I’d like to turn the presentation over to Dean Priddy to provide you with a financial overview and highlights of the transaction.

Dean Priddy:	Thanks, Bob. We’ll first flip to slide number 18 titled “Merger Summary,” and I’ll walk you through the merger specifics. First, RF Micro Devices — RFMD — and Sirenza Microdevices have signed a definitive merger agreement. Under the terms of the agreement, unanimously approved by the respective boards of directors, each outstanding share of Sirenza’s common stock will be exchanged for 1.7848 shares of RFMD’s common

RF Micro Devices	Page 8	8/13/2007

stock and cash in an amount equal to $5.56. Outstanding options to purchase Sirenza’s stock will be assumed by RFMD and converted into options to purchase RFMD stock.

Based on RFMD’s closing stock price on Friday, August 10th, 2007 — the last trading day prior to the announcement — the consideration is valued at $16.64 per share, which is a 17% premium over Sirenza’s last closing stock price. It represents an offer value of approximately $900 million, comprised of $300 million in cash, with the balance in stock. The transaction is intended to allow all or a portion of the consideration received receivable in RFMD stock to be tax-free to Sirenza stockholders.

Upon completion of the transaction, current RFMD and Sirenza stockholders will own approximately 67% and 33% respectively of the combined company on a fully diluted basis. The transaction is currently expected to be completed in RFMD’s third fiscal quarter ending December 29th, 2007, and is subject to approval by stockholders of both companies, as well as regulatory approval.

RFMD currently expects the transaction to be accretive to the Company’s non-GAAP earnings per share before amortization, stock-based compensation, goodwill and nonrecurring charges within the first six months of closing, assuming the modest synergies we have already identified to date.

The post closing board of directors of the combined company is expected to consist of nine members from RFMD and two members from Sirenza, with John Ocampo, the chairman and founder of Sirenza, being one of those board members.

Now flipping to Page 19. As Bob already mentioned, on a pro-forma basis, our new company will be the largest, most diversified, and best-positioned company focused on the RF markets. We will cover more customers and more end markets than any of our competitors. As you can see from this slide, we will have over 55% more revenue than our closest competitor, when comparing results over the past 12 months.

Flipping to Slide 20. The combination of our two companies will accelerate our revenue and margin growth. Sirenza grew over 100% in the past calendar year as a result of both organic growth and from successful acquisitions. At the same time, RFMD grew its revenues by approximately 33%. We believe the combination of our companies will result in even greater opportunities for growth. We also plan to continue to look for acquisitions, specifically in our multi-market products group.

With regard to margins, Sirenza brings a much higher overall margin profile, which will improve the blended margin of the combined company. We also believe Sirenza’s margins will improve within the first six months

RF Micro Devices	Page 9	8/13/2007

of closing, as we take advantage of RFMD’s IC design talent, product integration expertise, purchasing power and manufacturing scale.

Flipping to Slide 21. The timing of the transaction is ideal, as both companies are experiencing strong customer demand, with numerous new products and customer wins for future growth. RFMD recently provided guidance for the second fiscal quarter of $230 million to $245 million in revenue and non-GAAP earnings per share of $0.06 to $0.07. Sirenza beat its guidance for the most recent quarter and has provided guidance of $46 million to $50 million in revenue and non-GAAP earnings per share of $0.16 to $0.18 for its September quarter. We believe both companies are carrying strong momentum into the last two quarters of calendar year 2007 and well into calendar year 2008.

Turning to Page 22. This transaction is an important step in the RF industry consolidation. The synergy opportunities are strong, and we will continue to work and identify new opportunities. We view this transaction as highly complementary in terms of customers, markets, products and manufacturing capabilities, with essentially no revenue overlap. The largest financial opportunity in this combination is our ability to drive higher revenue growth and improve margins. However, we’ve already identified at least $7 million in annualized cost synergies, which can largely be realized within the first few months of closing. This should allow the transaction to be accretive to non-GAAP earnings per share within the first six months of closing.

Turning to Page 23. I wanted to provide a long-term non-GAAP target model for our two businesses. First, I’ll comment on the cellular business. We fully expect to grow faster than the overall cellular market by continuing to bring compelling front-end and RF solutions to the market. We anticipate the cellular business settling out with margins in the mid 30s with strong double-digit operating income in the mid teens. We expect RFMD’s multi-market business will achieve revenue growth in excess of 20% per year, with gross margins exceeding 50% and operating margins greater than 20% of revenue.

And with that, I’ll hand the call back to Bob Bruggeworth.

Bob Bruggeworth:	Thank you, Dean. We will be providing specific financial guidance for the combined company at the time of the close of the merger. Before we open the call up for questions, I want to thank both RFMD and Sirenza’s shareholders, employees and customers for their ongoing support and commitment.

Operator, please open up the line questions.

Operator:	Thank you, sir. We will now begin the question and answer session. As a reminder, if you have a question, please press the star, followed by the

RF Micro Devices	Page 10	8/13/2007

one, on your touch-tone phone. If you would like to withdraw your question, please press the star, followed by the two. If you’re using speaker equipment, you will need to lift your handset before making your selection. Our first question is from Ittai Kidron with CIBC World Markets. Please go ahead.

Ittai Kidron:	Hello, Bobs, and congratulations. I think one of you needs to change his name; it’s awfully confusing. Well, first of all, congratulations. Had a question with regards to GaN. If I’m not mistaken, RF Micro does it in house; Sirenza is not. What’s the long-term plan here with regards to this technology?

Bob Bruggeworth:	Thank you, Ittai. This is a Bob Bruggeworth and I will go ahead and first tell you as far as RFMD’s plans, we continue to commercialize our gallium nitride. As we said on our investor call just a few weeks ago, the uptake is tremendous. We’re getting a lot of customer activity in many different markets, and I think it would be best that Bob Van Buskirk go ahead and address some of that because we see the markets very similarly.

Bob Van Buskirk:	Yeah, actually it’s a very good question. This is one of those areas where clearly the combination of the two companies is very compelling. We’ve been experimenting with external sources of gallium nitride now for a couple of years, and it definitely has a role to play in the applications that we’re pursuing. In fact, I tried to indicate in my prepared comments that GaN really has a role to play in all the multi-market segments that we’re in, so we’re excited about having that technology available to us in house.

Ittai Kidron:	Very good. And with regards to facilities, Dean, I know it’s probably early, but one of — the third slide at the end of the presentation kind of lays out the geographical region facility locations of — slide 30 of both companies. It’s quite extensive. How much do you think you’ll be able to cut away from this, let’s say, within a 24-month time frame, if that’s the plan?

Dean Priddy:	Yeah, we’re not going to give any details in terms of the consolidation of facilities. I mean, obviously we’ve got a very detailed integration plan and we will rationalize the facilities into something that makes sense for the combined organization, so your comments are very well taken and we’ve already been working on that for the last few days.

Ittai Kidron:	Very good. And lastly, with regards to the customers, if you had a chance to run this by the customers, what has been the initial feedback from them and do you see any — and I can’t think of any, but maybe there are — that at this point will say, “You’re getting too much content in my business; I will have to trim you down a little bit”?

Bob Bruggeworth:	Thank you, Ittai. Bob Bruggeworth, and I will turn over to Bob Van Buskirk after my comments. Clearly the customers that we’ve talked to,

RF Micro Devices	Page 11	8/13/2007

although not maybe as many as on the Sirenza side, have been, you know, no problems. Like we said in our prepared comments, we really don’t see product overlap and customer concentration. We’re in such separate products today, and where we do overlap, really, end customers like a Motorola or a Nokia or what have you, you know, our strength is on the handset side and Sirenza’s is really in the multi-market side.

And some of the customers that we’ve talked to on their higher level procurement guys understand now how we’re going to be able to utilize Sirenza as an outlet for a lot of our technologies to make their set-top boxes and, you know, other cable products more competitive, and public mobile radios and just all the different systems that they work on.

So from our bigger customers’ perspective, it’s been extremely favorable, but I’ll let Bob, whose maybe are impacted a little more than ours are, address that question.

Bob Van Buskirk:	Yeah, just to add to what Bob said, I think one of the key areas to focus on is this is a unique combination, in my view, in that there is very little, if — really an immaterial amount of revenue overlap. Our customers have been telling us over the past few years to sell them more. They’re trying to streamline their supply chain, and so relying on multiple companies for more discrete solutions is something that they’d like to move beyond. So they’ve been asking us to look for ways to integrate and also look for ways to inject more technology in the products that we sell them. And if you look at this combination, that’s exactly what it does.

Ittai Kidron:	Very good. And lastly for you, Dean, with regards to the consideration, is it fixed or is there some sort of a color on it? And also, what’s the breakup fee?

Dean Priddy:	The consideration is fixed. And I believe the breakup fee was agreed to be 3%.

Ittai Kidron:	Very good. Congratulations, guys.

Bob Bruggeworth:	Thank you, Ittai.

Dean Priddy:	Thanks.

Operator:	Thank you. Our next question is from Amit Kapur with Piper Jaffray. Please go ahead.

Amit Kapur:	Great. Thanks a lot, guys. Just let me add my congratulations, as well.

Bob Bruggeworth:	Thank you.

RF Micro Devices	Page 12	8/13/2007

Amit Kapur:	Just in terms of, I guess, some of the modest synergies you talked about. Is that primarily on the cost side or are there some revenue synergies you’re starting to see, as well?

Dean Priddy:	Well, all these synergies that we’re talking about are on the cost side. The revenue synergies would be in addition to any of the synergies that we’re talking about.

Amit Kapur:	OK, and in terms of the cost synergies, is that primarily, I guess, on the production cost side or are there some operating expense synergies you’re also seeing?

Dean Priddy:	As you might expect. I mean, you know, there’s always the cost of being a public company, so you don’t need two boards of directors and two auditors and all the typical stuff that go with the cost of being a public company. There’s clearly going to be some savings in the supply chain, as well, and we specifically identified savings there, which we think ultimately we’ll be able to extend those beyond where we’re currently at. So we’re just in the early phases of really digging in to, you know, where we have purchasing power, what the overall road map is for some of Sirenza’s products in terms of process technologies, and also packaging technologies. So we’re clearly going to leverage the relationships and, in some cases, in-house manufacturing capabilities that we have every way we can to help improve Sirenza’s already high gross margins.

Amit Kapur:	OK, great. And maybe one final question before turning it over. I guess with the combined company, what are some of the key non handset end markets that you’re targeting — some of the multi-market opportunities? Is it what Sirenza was already kind of growing into or are you starting to see other opportunities with the combined companies, some of the combined technologies you can bring to bear?

Bob Bruggeworth:	This is a Bob Bruggeworth. Clearly what we want to continue to do is address both the — collection of markets that we both address. As you know, RFMD has been pretty heavily into the wireless, LAN and computer market, which we’ve been talking about on our conference calls, and starting to grow with 802.11n and things like that. We’ve talked about WiMAX. Our products are very complementary there and don’t overlap, so we see that literally as high-growth.

We’ve talked about our different outlets for gallium nitride into various infrastructure, point-to-point radar and other multi-markets that I’ll let Bob talk about. And we have started to put together what are other market segments that now collectively, between customer relationships, product capabilities and technologies, can we go make a bigger play. And again, that has not been put into any of the numbers that Dean talked about, but it’s clearly things that we’re talking about, so we do expect to touch on more markets than what we do today, but I’ll let Bob address that.

RF Micro Devices	Page 13	8/13/2007

Bob Van Buskirk:	One of the, again, the compelling aspects of this combination, from our perspective, is that it’s always a good situation when you can go to existing customers with new products and new technology. That’s very, very important. As an example, if you look at WiMAX, we made the statement that we think we’re extremely well positioned in WiMAX. If you look at this new RF Micro Devices, you have a company that is prepared and positioned and committed to being really a significant player end to end in WiMAX — from infrastructure all the way through mobile devices. Obviously that would have been beyond the reach of Sirenza as a stand-alone.

Then we also had the opportunity to take, again, our combined expertise in technology into emerging markets, and frankly, there are some markets that because of their scale, as an example, Sirenza felt that they were beyond our reach. So it really does open up sockets or applications within current customers and current products, but also really gives us a lot of headwind as we try to get into even emerging opportunities.

Amit Kapur:	That’s great. Thanks a lot, guys.

Bob Bruggeworth:	Thank you.

Operator:	Thank you. And next question is from John Lau with Jefferies and Company. Please go ahead.

John Lau:	Great. Thank you both, Bobs, and congratulations.

Bob Van Buskirk:	Thank you.

Bob Bruggeworth:	Thank you.

John Lau:	Wanted to focus on your synergies. You had mentioned that the synergies were mainly on the cost side. Moving over to, you know, maybe the sales force and the sales and marketing effort, they’re still different, distinct customer bases. Will there be any type of synergy there or is that more a leverage into greater products within those and using the same sales force for that sale? Thank you.

Bob Bruggeworth:	This is Bob Bruggeworth. I think it’s best that Bob Van Buskirk address that, as he’ll be responsible for selling into those customers.

Bob Van Buskirk:	I think this is an opportunity where there’s a core competency in RFMD that we can clearly leverage in Sirenza. They’re certainly world class at the direct selling model and at penetrating customers at a very, very high level. That’s something that I think would benefit Sirenza directly. We have also an opportunity to look across our global footprint and to be able to add where we need to add and maintain where we need to maintain.

RF Micro Devices	Page 14	8/13/2007

And I think it’s — if you look — I think your premise, John, is correct. We are really, even though we may be both selling — and in fact are to someone like Nokia — we’re really addressing different segments within a company that broad, but the tools that we use and some of the sales people that we’ll use to leverage those sales will be common now, and that’ll be a big advantage.

John Lau:	Great. Thank you very much.

Bob Bruggeworth:	Thank you, John.

Operator:	Thank you. Our next question is from Harsh Kumar with Morgan Keegan. Please go ahead.

Harsh Kumar:	Hi, guys. Congratulations, first of all, on the deal. Question for Bob Van Buskirk. Bob, was RFMD the only one you guys looked at or vice versa? Were there any other competing bids, first, and then I’ve got one more.

Bob Van Buskirk:	Well, all of those details will be outlined in the proxy that we file later with the SEC, Harsh, but as we’ve talked about — and publicly talked about — Sirenza’s had a pretty active corporate development program over the years. I think a key here is, as I said in my closing of my prepared comments, there’s a lot of history, a lot of trust that’s been built up between our companies over many years, and that was certainly a factor.

Harsh Kumar:	OK, and I guess question for Bob Bruggeworth, I guess operationally, Sirenza’s got a couple of factories. Can you talk — I mean, you talked a lot about product synergies, customer synergies, but operationally, can you give us a sense of how the combined company will be run? In other words, would you be paring down some of Sirenza’s assets? Vice versa? Any kind of color you can provide would be helpful.

Bob Bruggeworth:	Sure. Thank you. As far as Sirenza’s manufacturing assets, they run fairly light in bricks and mortar, and have a migration going on now that they’ve been very public about going into China, so that clearly is going to help continue to improve their bottom line as we move towards the closing. So that part looks pretty good.

I think what’s important is, as Dean commented in his prepared remarks and Bob also alluded to this, that our manufacturing scale and ability to procure things at a competitive price is going to help, whether it’s in our foundry relationships, assembly houses or what have you.

And then I think what’s also important — and again, this is not identified in the $7 million that we talked about — as Sirenza was working towards some of the higher levels of integration and moving towards module manufacturing, more like what RFMD does, to address some of these

RF Micro Devices	Page 15	8/13/2007

markets. Clearly they’ll be able to leverage the investments and technologies that RFMD has.

Things that get the Sirenza team excited are the new technologies that we’re bringing out. Clearly we’ve talked a lot about gallium nitride, but more importantly, when they saw what we’re doing with wafer-level packaged SAW filters and our ability to shield the entire radio solution in a laminate-based module and sell some of these customers that are still dealing with discretes and leverage our cost base, and yet get a price that’s typically two to three times higher than what we’ve been getting, you know, that’s where we also start to see some cost savings forward. That’s not in today’s numbers, but it clearly was in their product road maps, and that’s where we’re going to bring in a lot of our manufacturing scale and purchasing power.

Harsh Kumar:	Got it, guys. Thank you and thank you very much for the explanation and congratulations, I guess, both Bobs.

Bob Bruggeworth:	Thanks.

Bob Van Buskirk:	Thanks.

Operator:	Thank you. Our next question is from Jeff Kvaal with Lehman Brothers. Please go ahead.

Jeff Kvaal:	Yes, thanks very much. I would like to ask some questions about the synergy level and the accretion and dilution, if I may.

Bob Bruggeworth:	Go ahead.

Jeff Kvaal:	Thanks. The 7 million in synergies that you folks are talking about — you talk about as being modest, does that suggest that as the integration plan comes together, you might find further synergies that you would share with us?

Dean Priddy:	That’s what we have fully committed to, and as we get further along, we will continue to look for further opportunities. I think $7 million for a transaction this size does appear to be a relatively modest level of synergies. However, I will say that this deal goes much beyond just the levels of synergies. In fact, even without any synergies at all, it’s at least breakeven to slightly accretive. But we will continue to look throughout the supply chain. And anywhere that we can use our information technologies to streamline operations and so forth, we will continue to look for more synergies.

Jeff Kvaal:	OK. Great. Thanks, Dean. Does your comment about being accretive six months after the close of the deal suggest that it should be modestly dilutive ahead of that period?

RF Micro Devices	Page 16	8/13/2007

Dean Priddy:	Not necessarily. I think it very well could be accretive out of the block, you know, depending on the rate and pace of some of the synergies, so it’s — at least from the way we view it — a very compelling financial transaction in that regard.

Jeff Kvaal:	Indeed. So then we should then be thinking that it would be accretive for the full year of 2008?

Dean Priddy:	That is correct. You should think of this as being accretive for the entire calendar year ‘08 timeframe.

Jeff Kvaal:	Is there an order of magnitude that you can share with us there, Dean? Like $0.05 or $0.08 or something?

Dean Priddy:	Well, you guys have your own models and we’ve, you know, drawn a line in the sand with at least the 7 million in synergies, so I’m sure you’ll be able to crank through it very easily.

Jeff Kvaal:	All right, well, we’ll sharpen our pencils, Dean. [laughter]

Dean Priddy:	OK, thank you.

Jeff Kvaal:	And then lastly, Bob, if I could, for you, you had talked, I think fairly openly, about doing some shopping after your deal earlier in the year to raise some money. Is this likely to be the last of the items that you were looking at or do you think that there were some other elements that you might fill in over time?

Bob Bruggeworth:	This is Bob Bruggeworth, so I’ll allow Bob Van Buskirk also to add to this, if he would like. As far as continuing to make acquisitions, as we said, we’re going to use this as a platform for growth and an outlet really for the technologies that we’ve been talking about to our multi-market customers. Clearly, as we mapped out our products and Sirenza’s products, and if you put that kind of in a matrix and look at different industries, we do see some product areas where we will either internally develop, potentially acquire and look at that. So I don’t want to signal we’re done. Clearly we’re going to have our hands full integrating this, but we have mutually identified a few product voids that if some smaller companies become available, we would consider that.

I also want to let people know that we talked about there’s a couple of different places, and in the cellular handset space, as far as consolidation goes, there are still opportunities there. I think it’s going to be a rate and pace issue, and what we don’t want to do is get too far ahead of ourselves, but we’ve got to work through this, put our integration plans together and integrate it. But as I said, there are a few small deals out there that are

RF Micro Devices	Page 17	8/13/2007

attractive to round out the product portfolio for our multi-market business. Bob, if I’ve missed anything, please.

Bob Van Buskirk:	Yeah, just to add — this is Robert Van Buskirk. [laughter] We’ve used acquisition as a strategic tool in Sirenza, and when Bob and I talked about this combination, he certainly encouraged us to continue using that tool.

In the multi-market segment, in general, I think there’s opportunity for consolidation, and as I said, we have a pretty active CORPDEV, or corporate development team, and plan and program under way.

I think the thing that we would focus on at this point is that with the breadth and scale of the new RFMD and our platform as a multi-market products group, it really gives us a much wider or a much more open aperture that we can use when we’re talking to potential strategic partners. So I think to answer your question, we’re going to continue to have a robust business development program in the multi-markets group and certainly within RFMD.

Jeff Kvaal:	OK, perfect. Thank you very much.

Bob Bruggeworth:	Thank you.

Operator:	Thank you. Our next question is from Edward Snyder with Charter Equity Research. Please go ahead.

Edward Snyder:	Thanks, guys. Congratulations. Nice deal. Couple of questions. Gallium arsenide, I mean, given Sirenza’s market segment infrastructure and your previous guidance about 80% gross margin for that product, I would expect to see your targets for the multi-market be well above 50% gross margins, given that GaN is such a big contributor for that. Really, all you’ve really needed is a channel now that you’ve got it going. Am I missing something here? Is GaN not going to be that big of a piece of the puzzle for the multi-market segment, especially in infrastructure, or is it just the ramp is going to take longer, so your targets are more near-term than long-term?

Dean Priddy:	Yeah, Ed, we have not backed away from our position on gallium nitride and how important it’s going to be to the Company’s revenue and margin profile one bit. In fact, if anything, with this announcement, we’re more optimistic than ever that GaN is going to be proliferated across different markets at a faster rate and pace than we had previously outlined. So you’re right, we expect the margin structure on gallium nitride to be similar to the types of products that you outlined, probably something that’s at least double what the current company averages are today. So over time, the management team here feels that gallium nitride is going to have a profound impact both on top line growth and also our ability to improve gross margin.

RF Micro Devices	Page 18	8/13/2007

Edward Snyder:	So the target that you outlined, Dean — the 50% gross margins for multi-market — are we talking about the next year or two years? And is it just a rate issue? Because I would expect — and I confess to not knowing, but Sirenza’s product mix must be heavily weighted towards devices for infrastructure — power devices for infrastructure, which would be a perfect play for your GaN. And I would guess RF Micro’s big impediment here is that you weren’t big in infrastructure prior to developing GaN so you have to work those channels and build those customers; Sirenza’s already got all those. So are the targets just near-term and do you expect reasonably that we could see gross margins be higher than 50%, say, three or four years out?

Bob Bruggeworth:	Ed, this is Bob Bruggeworth. I’ll go ahead and take that. I would love to speak for Robert over here because setting his targets. I think when you look at the volume of revenue, the absolute magnitude of the revenue of Sirenza, plus what we said — we have about $12.5 million last quarter growing very fast, greater than 50%. I think when you combine the two and then look at what we’ve been signaling as far as GaN goes, it does become the weighted average of the margin. So as Dean said, we’re not backing away from it. And I think we just didn’t want to get too aggressive in our signaling over the next year or two, but clearly over time, we expect to be able to build and improve on the business model that Dean talked about for multi-market.

So I just don’t want you to get too carried away on the ramp of GaN. There is just tremendous excitement — just tremendous number of customers that RFMD had been touching, and in talking with our Sirenza colleagues, a lot on the outlet — and I don’t think, Ed, we want to try and quantify this — it is absolutely going to be double where we’re at today in margin, and as it grows, it will have a very meaningful amount of contribution in leveraging up the margin and the targets that we talked about.

Dean Priddy:	Yeah, we think the margin number that we outlined there is attainable within the first six months of the transaction, so then we’ll go from there. But you know, you achieve that first 50% type gross margin threshold and, you know, you’ve got something that’s a very, very well established business at that point.

Edward Snyder:	OK. And then in terms of SAW, I mean, you developed this in-house wafer scale packaging you talk for SAWs you’ve talked about some time. It was one of the major components of improving operating margin for RF Micro Devices and addressing some of the module issues that you had previously. Sirenza does not have in-house SAW filter fab, so now you’ve got — and we were obviously a lot of people were speculating that one of your acquisitions would be something along the filter lines, so where is this going to play out now? Is RF Micro going to be building and using

RF Micro Devices	Page 19	8/13/2007

their own wafer scale SAW filters in house and supply those to Sirenza? Is it a business that you think you may actually build for a commercial merchant market sales or how does the wafer scale packaging impact the combined company’s gross margins — operating margins over the next, say, two years?

Bob Bruggeworth:	Thanks, Ed. Bob Bruggeworth here. As far as first and foremost, as you’ve talked about, it will be ramping in our Polaris radio module family to reduce our costs and improve overall margins for our cellular business. Clearly one of the things we had identified internally was the ability to take that product, package it either in modules for the multi-market area or even, as you said, just discrete components for other markets. And it’s our plan to continue to expand our manufacturing to produce those internal wafer-level packaged filters, but again, I’ll let Robert, or Bob Van Buskirk address that from his perspective.

Bob Van Buskirk:	Yeah, this is a very specific case of what I alluded to earlier, where our customers are asking us for higher levels of integration and to be able to sell them more, but we would run into a brick wall when it came to a technology that we’d need, like wafer scale SAW filters. So it really restricted the ability that we had to integrate our more discrete products into a multichip module front end or other places in the chain that customers would be looking for something like this. And now that that technology is in house, again, that door is kind of wide open to us so we’re pretty excited about that.

Edward Snyder:	Then Bob Bruggeworth, your comments about further acquisitions, it’s clear you’re not ruling them out here, but it would be safe to say that the probability of an acquisition is declined now that you’ve got this integration on your plate, although you’ll be opportunistic? And in kind of combination with what we just said, you’re still lacking other filter technologies — BAWs and others. Is this an area that you’re still concentrating on or are you going to see how things shake out with this acquisition and then worry about that later?

Bob Bruggeworth:	One thing’s for sure, Ed. At least right now I don’t believe we’ve got any large acquisitions out there that we’re looking at. I do think from a product perspective, you know, there are product areas that we would love to be able to address. Filters clearly could be one of those. There are several other products that, again, as we map out our two product portfolios that we see, so there could be smaller transactions over the coming quarters that we could get to. And as you guys know, in this industry, it takes two willing participants, and when that timing could occur, I don’t believe I’m going to forecast at this time.

Edward Snyder:	Thanks, guys.

Bob Bruggeworth:	Thank you.

RF Micro Devices	Page 20	8/13/2007

Operator:	Thank you. Our next question is from James Faucette with Pacific Crest Securities. Please go ahead.

James Faucette:	Thank you. All my questions have been answered.

Bob Bruggeworth:	Thank you.

Dean Priddy:	Thanks, James.

Operator:	Thank you. Our next question is from Craig Ellis with Citi. Please go ahead.

Craig Ellis:	Thanks, guys. Congratulations on the deal. Dean, I’ll start with a couple of questions for you. You’ve given us targets on a multi segment basis — cellular and multi-market. Are you planning on reporting results on that same basis after the deal closes?

Dean Priddy:	Yeah, we’re working through how we’ll actually report the results, but I think it’s — without fully committing to it, it’s likely we’ll be giving you a lot of color on our cellular and multi-market businesses. So you should be able to track, at least at the sales line and possibly at the gross margin line, how we’re doing in both of those businesses. And we’re also analyzing, you know, if over time, we will actually need to do segment reporting, as well. So we’ll get back to you on that at a later date.

Craig Ellis:	OK, speaking for myself, I’d love to see the segment reporting. Secondly, looking at the blended gross margin and operating margin targets for the new entity, they look, on the gross margin side, a little bit lower than RFMD’s prior 40% target; on the operating margin side, about 100 basis points better. Why wouldn’t the new targets for the combined entity be higher than they currently are, given the margin structure of the multi-market business at Sirenza?

Dean Priddy:	Well, it depends on whether you take the snapshot at this past quarter or over the last 12 months, or whether you look out a couple of years. I mean, we see the multi-market business growing faster than the cellular business, and in terms of modeling that type of revenue split, we see the multi-market business representing maybe roughly 40% of the total RFMD revenue, with cellular around 60%. That way, you do get actually above the 40% target gross margin that was our previous model.

Craig Ellis:	Got it. And then lastly for me, I think one of the things all of us are looking at is the capital intensity of the combined business. One way to look at it is on a facility shutdown basis. The other way would just be to look at capex as a percent of sales. Should we expect, for the combined entity, that capex as a percentage of sales will be about flat with what we’ve seen at RFMD over the last couple of years or can it go down?

RF Micro Devices	Page 21	8/13/2007

Dean Priddy:	Yeah, capex as a percentage of sales will likely go down — or it will go down because Sirenza has historically not been a very capital intensive organization, nor does Sirenza plan to become a capital intensive operation. So as a percentage of sales, capex will decline. Now, with that said, we will continue to vest in the areas that we have outlined in the past in terms of rationalizing our supply chain and driving costs out, but obviously that will benefit both the multi-market products group and also the cellular products group.

Craig Ellis:	All right. Thanks for those insights, Dean.

Operator:	Thank you. Our next question is from Todd Koffman with Raymond James. Please go ahead.

Todd Koffman:	Thank you. Just as a follow-up to that last question on the combined margin, it seems as though you’re suggesting, going forward, that due to the faster growth of this new multi-market segment, you’re going to have a richer mix of higher, more profitable products. Are you implying that then on your core cellular side, the margin expansion opportunities going forward may be not quite what they were?

Dean Priddy:	Well, I think over the last two or three conference calls, we have outlined the fact that margin improvement will likely come from growth of our more diversified products, and that the margin structure and — in the cellular business is — you know, it’s very competitive out there. There are a limited number of customers, and that is one of the reasons why this deal is so attractive to RFMD from a diversification standpoint.

So I think what the point is, though, even at margins, say, in the mid 30s in our cellular business, we can have very, very strong operating income and cash flow from that business at that level because the expense structure as a percent of sales will be lower than in the multi-market group. So the two businesses will be structured differently from a volume standpoint, if you will. So we can make very, very good and solid return on our investment in our cellular space at margins in the mid 30s.

Todd Koffman:	Thank you for the clarification. Good luck.

Dean Priddy:	Thank you.

Operator:	Thank you. Our next question is from Daniel Amir with Lazard Capital. Please go ahead.

Daniel Amir:	Thanks a lot and congratulations on the acquisition.

Bob Bruggeworth:	Thank you.

RF Micro Devices	Page 22	8/13/2007

Daniel Amir:	Couple of questions for Bob Van Buskirk. First of all, on kind of the business divisions, is there any thought — is anything going to change in terms of Sirenza’s business divisions as part of the new company, or the fact that there’s not a lot of overlap, it’s pretty much going to stay the same way?

Bob Van Buskirk:	Right now, Daniel, we’re still in the process of finalizing our internal organizational plans. Obviously we have a lot of people in the Company that we have to reach out and touch and make sure that they’re on board with all of our plans, but in general, one of the — again, one of the reasons we were attracted to this combination is Bob’s team and the board and the whole group here at RF Micro Devices is willing to give us the platform that we think we need in order to continue to grow this business.

I mean, we have a unique opportunity here to pull from the cellular business the advanced technology that they already developed and exploit it in our end markets. And to create two groups, one focused on multi-market and the other on cellular, I think, is really a very powerful combination in the industry. So that’s kind of where our thinking is at the moment.

Daniel Amir:	OK, thanks. And a follow-up question. I guess in your prepared comments, you talked a little bit about the aerospace and defense area. It has been a small area for Sirenza historically, but you guys have consistently talked about an area of potential expansion, if it’s an acquisition or building it out. It’s obviously a much higher margin business and it seems like in your prepared comments, you talked about maybe you’ll have — you know, there’s increasing focus on both RFMD and Sirenza on that part. Can you comment a bit about the plans that you’re planning to do there and what’s really the focus?

Bob Van Buskirk:	Well, this is one of those end markets where the in-house technology that RFMD has, in addition to the external sources of technology that Sirenza has traditionally used, can now come together and we can go to these A&D — aerospace and defense — and Homeland Security customers and really offer them an end-to-end solution in some cases, but primarily using very high performance advanced technologies that they’re really looking for. So as we’ve talked about areas where we can really leverage, aerospace and defense keeps floating to the top. It’s a very stable end market. The margins are very solid, and now we really have a technology platform underneath us where I think we can really, really expand our presence there. So I know Bob and I are both excited about some of opportunities in A&D with technologies like GaN.

Daniel Amir:	OK, great. Thanks and congratulations again on the acquisition.

Bob Bruggeworth:	Thank you.

RF Micro Devices	Page 23	8/13/2007

Operator:	Thank you. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you are using speaker equipment, you will need to lift the handset before making your selection. One moment please for our next question.

And our next question is a follow-up from Edward Snyder. Please go ahead.

Edward Snyder:	Hi, guys. One more. We’ve been talking a lot about how RF Micro’s products are going to flow through Sirenza. Are we going to see any reverse channel of any significance at all? Is there products that Sirenza’s doing now that would give you an advantage in the mobile phone business, whether in power modules or in your transceiver business at all?

Bob Bruggeworth:	This is Bob Bruggeworth, Ed. I think in the area of WiMAX, clearly, they’ve got some great customer relationships and some good technologies. As Bob said, we’ve both been working on various segments of the WiMAX market, so I do believe that’s one area where, again, given our relationships with some of the higher volume customers and the products they have, supported by our manufacturing base, I think that’s one that probably moves in the of the way.

Edward Snyder:	Is that primarily on the infrastructure side still or are you talking about mobile devices like handsets?

Bob Bruggeworth:	Some of it would be mobile devices. Could get into the computer space, as well as potentially into handsets.

Edward Snyder:	Thanks.

Operator:	Thank you. Management, there are no further questions at this time. Please continue with any closing remarks you may have.

Bob Bruggeworth:	We would like to thank everyone for joining us this morning. We’re extremely proud to be joining forces with Sirenza. This union creates the world’s largest, most diversified, and best-positioned RF company. We believe it’s a winning combination. Thank you and have a great day.

Operator:	Thank you, sir. Ladies and gentlemen, this does conclude today’s conference call. If you would like to listen to a replay of today’s conference call, please dial (303) 590-3000 or (800) 405-2236, with access code 11095711, followed by the pound sign. We thank you for your participation today and you may now disconnect.
END

RF Micro Devices	Page 24	8/13/2007
Additional Information and Where to Find It
RFMD intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus and related documents in connection with this transaction. Investors are urged to read these filings when they become available because they will contain important information concerning the transaction. Investors may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission at the SEC’s website at www.sec.gov. In addition, RFMD and Sirenza security holders may obtain free copies of documents filed by either company with the Securities and Exchange Commission by contacting (i) Douglas DeLieto, Vice President of Investor Relations, at 336-931-7968; or (ii) Jodi Bochert, Investor Relations, at 303-327-3193.
RFMD, Sirenza and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of RFMD and the stockholders of Sirenza in connection with the transaction. Information regarding the special interests of these directors and executive officers in the transaction will be included in the joint proxy statement/prospectus described above. Additional information regarding the directors and executive officers of RFMD is also included in RFMD’s proxy statement for its 2007 Annual Meeting of Shareholders, which was filed with the SEC on June 28, 2007. Additional information regarding the directors and executive officers of Sirenza is also included in Sirenza’s proxy statement for its 2007 Annual Meeting of Stockholders, which was filed with the SEC on April 27, 2007. These documents are available free of charge at the SEC’s website at www.sec.gov and from the Investor Relations Departments of RFMD and Sirenza by contacting the individuals identified above.